EXHIBIT A



         AGREEMENT, made this 10th day of February, 1994 by which the persons named below hereby consent to the joint filing of the attached Schedule 13G under the Securities Exchange Act of 1934 on behalf of each such person.

Daniel C. Maclean                                    THE DREYFUS CORPORATION
______________________________________
Daniel C. Maclean, Vice President
and General Counsel


Christine Pavalos                                    DREYFUS NEW LEADERS
______________________________________               FUND, INC.
Christine Pavalos, Assistant Secretary




         The filing of this report shall not be construed as an admission that the reporting persons named above constitute a group.